Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 333-186372 on Form N–1A of our report dated October 19, 2022, relating to the financial statements and financial highlights of Fidelity Sustainable Core Plus Bond ETF and Fidelity Sustainable Low Duration Bond ETF, each a fund of Fidelity Merrimack Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Merrimack Street Trust for the year ended August 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
December 21, 2022